Exhibit 10.5

LIQUOR MANAGEMENT AND EMPLOYEE SERVICES AGREEMENT

This LIQUOR MANAGEMENT AND EMPLOYEE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of March, 2011 (“Execution Date”) by and between HRHH HOTEL/CASINO, LLC, a Delaware limited liability company (“Owner”), and WG-HARMON, LLC, a Nevada limited liability company (“Operator”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Index of Terms attached hereto.

Recitals

A. Owner is the owner of those certain premises located at 4455 Paradise Road, Las Vegas, Nevada 89109 (the “Property”), including, without limitation, the resort hotel casino and other improvements located thereon more commonly known as the Hard Rock Hotel & Casino (the “Hotel Casino”).

B. Owner has engaged the Operator to manage the non-gaming operations of the Hotel Casino pursuant to that certain Resort Management Agreement dated as of March 1, 2011 by among the Owner, HRHH Development, LLC, HRHH Café, LLC and the Operator (the “Resort Management Agreement”).

C. Operator has applied for the Approvals (as defined below) necessary for Operator to conduct the Liquor Operations.

D. Owner desires to engage Operator with respect to conducting the Liquor Operations, and Operator desires to assume such operation, direction, management and supervision of the Liquor Operations, in accordance with the agreements, obligations and covenants as more particularly described herein.

E. Owner desires to make available to Operator certain employees of the Owner for Operator to supervise and direct in the course of Operator’s conduct of the Liquor Operations.

Agreement

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree that the foregoing recitals are true and correct and as follows:

1.	Engagement of Operator; Term.

1.1 Engagement of Operator. Owner hereby engages Operator to act as the exclusive operator of the Liquor Operations during the Term, with exclusive responsibility and full control and discretion in the operation, direction, management and supervision of Liquor Operations, and Operator hereby agrees to be so engaged by Owner, subject to the agreements, terms and conditions contained herein.

1.2 Term; Termination. The term of this Agreement shall commence on the Effective Date (as defined below) and shall terminate concurrently with termination (howsoever terminated) of the Resort Management Agreement (“Term”). “Effective Date” means the date that Operator has obtained the Approvals (as defined below). Further, upon the date that Owner has obtained the Approvals, this Agreement shall be terminable by either party upon written notice, and taking into account the transition cooperation described in Section 10.14 below and compliance with Applicable Laws, the Operator will manage the Liquor Operations as the Owner’s agent subject to the terms and provisions of the Resort Management Agreement (in which case Liquor Operations will be subject to and governed by all terms and provisions of the Resort Management Agreement governing the operations of the “Resort” and the relationship of “Owner” and “Manager” with respect thereto, as such terms as used in the Resort Management Agreement).

2.	Use and Liquor Operations.

2.1 Liquor Operations. Owner hereby grants Operator exclusive right and authority to (a) manage, be responsible for and conduct the sale of liquor at the Hotel Casino; and (b) engage in all activities necessary or incidental thereto (collectively, the “Liquor Operations”). Without limiting the generality of any term herein, Operator shall perform the Liquor Operations in a good faith and highly professional manner and shall at all times act with the standard of skill, care and expertise that would be customary and reasonably expected from a prudent manager of comparable Liquor Operations, all at a level consistent with the reasonable requirements of any unaffiliated third Person lenders to Owner and consistent with the Standards. All duties to be performed by Operator under this Agreement shall be for and on behalf of Owner, in the name of Owner, and for Owner’s account, and none of such duties are to be performed at the Operator’s expense. Without limiting Operator’s exclusive right and authority to conduct the Liquor Operations, in providing its services hereunder, Operator shall without limitation:

(i) Use commercially reasonable efforts to maximize liquor sales;

(ii) Generally promote liquor sales, including, without limitation, developing, updating and implementing advertising, marketing, publicity, public relations, special events and sales which advertising, marketing, publicity, public relations, special events and sales shall be subject to Owner’s prior written consent, which consent shall not be unreasonably withheld or delayed;

(iii) Arrange for the purchase of liquor, beverages, operating supplies, merchandise, furnishings, fixtures and equipment, and all other supplies necessary for the Liquor Operations;

(iv) Obtain and maintain all Approvals;

(v) Establish accounting systems and internal controls as may be required by Applicable Laws; and

(vi) Engage in such other activities as shall be deemed necessary and agreed to by and between Operator and Owner.

2.2 Inspection of Liquor Operations. Owner, any unaffiliated third Person lenders, and their respective representatives may, at all reasonable times, enter in and upon the areas in which the

Liquor Operations are being conducted to examine the condition thereof and to observe the Liquor Operations and to inspect the books and records of the Liquor Operations.

2.4 Restrictions. Notwithstanding anything contained in this Agreement to the contrary, Operator’s authority to act on behalf of the Owner shall be subject to all of the restrictions and limitations set forth in Section 2.6 and Section 2.12 of the Resort Management Agreement, which are incorporated into this Agreement by reference. Without limitation of the foregoing, Operator will obtain the Owner’s prior written approval with respect to any variance of such provisions in connection with the Liquor Operations.

3.	Compliance with Applicable Laws; Approvals.

3.1 Operator’s Approvals. On or before the Effective Date, Operator shall submit any applications, filings and other submissions required by any national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of liquor sales and/or service in any jurisdiction and, within the State of Nevada, specifically, the Clark County Department of Business License and the Clark County Liquor and Gaming Licensing Board (collectively, “Liquor Authorities”) to obtain all approvals, consents, licenses, permits, authorizations, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers, exemptions, variances and certificates of occupancy that are necessary to conduct the Liquor Operations during the Term (collectively, the “Approvals”). Operator shall respond to any requests from the Liquor Authorities and promptly file any additional information required in connection with such filings as soon as practicable after receipt of requests therefor. Operator shall timely pay all application fees and investigative fees and costs required by the Liquor Authorities. Operator shall keep Owner promptly and regularly apprised of the status of any communications (including, without limitation, providing copies to Owner of same) with, and any inquiries or requests for additional information from, the Liquor Authorities and shall comply promptly with any such inquiry or request. Notwithstanding anything herein to the contrary, in the event Owner determines, in its reasonable discretion, that Operator is not complying with its obligations under this Section 3, then Owner may terminate this Agreement if Operator fails to cure such noncompliance to Owner’s reasonable satisfaction within ten days from Owner’s written notice to Operator thereof. Separately, on or before the Effective Date, Owner will also apply to the Liquor Authorities for the Approvals.

3.2 Compliance with Applicable Laws. Operator shall comply with and abide by all Applicable Laws, and the reasonable requirements of insurance companies covering any of the risks against which the Property is insured.

3.3 Reimbursement. Owner shall reimburse Operator any fees, charges, or other expenses incurred by the Operator in connection with obtaining or maintaining any Approvals and other expenses reasonably incurred by Operator in compliance with this Section 3, as well as any excise or similar tax that may be imposed upon the Owner with respect to the fulfillment of its duties hereunder (provided, however, that in no event is the foregoing to be interpreted as a requirement to reimburse the Owner for amounts constituting income tax of the Owner). Any such reimbursements shall be for the amount of the actual cost of the expense, without premium or markup. The Operator shall submit an invoice to the Owners on a monthly basis setting forth the expenses incurred by the Operator and reimbursable pursuant to this Section 3.3. With respect to such reimbursable expenses, the invoice shall include an itemized account of such expenses, together with reasonable and appropriate documentation and receipts verifying the amounts of the expenses. The Owner will pay the invoices submitted by the Operator within thirty (30) calendar days of receipt by the Owner. Reimbursable expenses, subject to the Owner’s approval, will be paid from available Liquor Revenue.

4.	Rent and Liquor Revenue.

On the fifteenth day of each month during the Term, Operator shall pay Owner as rent without offset or deduction an amount equal to Twenty-Five Thousand Dollars and No/100 ($25,000.00) for the immediately preceding month or portion of a month during the Term (“Rent Payment”). Operator shall retain the balance of the revenue from the Liquor Operations remaining after the Rent Payment and expenses of the Liquor Operations (including, without limitation, as needed by Operator to perform its duties hereunder) (“Liquor Revenue”), and Operator shall deposit the Liquor Revenue into the Lockbox Account (as defined in the Loan Documents) as required by the Loan Documents. Operator shall not commingle Liquor Revenue with any other funds and shall use surplus Liquor Revenue solely for the purposes specified herein.

5.	Liquor Employees.

“Liquor Employees” means bar managers, bartenders, bar-backs, cocktail servers and other employees of the Owner who are dedicated to the Liquor Operations. The Liquor employees are, and at all times during the Term will be, employees of the Owner and not of the Operator. Notwithstanding the foregoing, during the Term, the Owner delegates to the Operator and agrees that the Operator shall have, subject to the terms of this Agreement, the exclusive responsibility and authority to direct the selection, control, promotion, discipline, and discharge of all Liquor Employees in accordance with Applicable Laws and the Hotel Casino policies and procedures in effect from time to time. Operator shall reimburse Owner for the compensation, including, but not limited to, salary, bonuses, benefits, PTO, insurance and taxes for any Liquor Employees (except to the extent that Liquor Revenues are not sufficient for such reimbursement).

6.	Events of Default.

6.1 Event of Default by Operator. The occurrence of any of the following by Operator shall each constitute an event of default hereunder (an “Operator Event of Default”):

(a) if Operator shall materially neglect or materially fail to perform or observe any of the covenants, terms, provisions or conditions contained in this Agreement on its part to be performed or observed, except for payment of any monetary charges due hereunder, within 30 days after written notice thereof from Owner, or such additional time as is reasonably required to correct any such default, but in no event more than an additional 30 days;

(b) if Operator materially fails to conduct the Liquor Operations in accordance with the provisions hereof (and fails to cure in accordance with the notice and cure provisions set forth in Section 6.1(a));

(c) if there is filed any petition in bankruptcy by or against Operator, which petition is not dismissed within 90 days of its filing, or there is appointed a receiver or trustee to take possession of

Operator or of all or substantially all of the assets of Operator, or there is a general assignment by Operator for the benefit of creditors, or any action is taken by or against Operator under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect, including, without limitation, the filing of execution or attachment against Operator and such levy continues in effect for a period of 60 calendar days; or

(d) if Operator shall fail to maintain all necessary Approvals and fails to cure failure within 5 business days after the earlier of written notice thereof from Owner or the applicable Liquor Authorities.

6.2 Remedies. Upon the occurrence of an Operator Event of Default, in addition to any other rights or remedies provided for herein or at law or in equity, and without barring election of any other remedy, Owner, at its sole option, shall have the following rights:

(a) Owner shall have the right to terminate this Agreement by written notice of such termination, and Owner shall have no further obligations hereunder; and

(b) Subject to the approval of the Liquor Authorities, Owner shall have the right to require strict performance of all of the agreements, obligations and covenants hereof as the same shall respectively accrue, and shall have the right of action therefor.

6.2 Waiver. It is covenanted and agreed that no waiver at any time of any of the provisions hereof shall be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Owner to or of any action by Operator requiring Owner’s consent or approval shall not be deemed to waive or render unnecessary Owner’s consent or approval to or of any subsequent similar act by Operator.

6.3 Default of Owner. Owner shall be in default under this Agreement in the event Owner fails to perform any of the covenants, terms, provisions or conditions contained in this Agreement on its part to be performed within 30 days after written notice thereof from Operator, or such additional time as is reasonably required to correct any such default, but in no event more than an additional 30 days.

7.	Assignment or Transfer.

7.1 Binding on Successors and Assigns. Except as otherwise expressly provided herein, the terms, covenants and conditions under this Agreement required to be performed and observed by Operator or Owner shall inure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third Person beneficiary rights. All references to “Owner” and “Operator” throughout this Agreement shall include and apply to their respective successors and assigns; provided, however, that no assignment of this Agreement shall relieve the assignor of its obligations and liabilities under this Agreement unless expressly agreed to at the time of such assignment.

7.2 Right of Assignment. Subject to the receipt of all necessary Approvals, neither

Operator nor Owner shall transfer or assign any of its rights, obligations and agreements under this Agreement without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion; provided, however, each party shall have the right, subject to the receipt of all Approvals, to assign any or all of its rights, obligations and agreements under this Agreement to an Affiliate of such party or to any unaffiliated third Person lenders (provided any such assignee is able to perform the obligations of the assignor).

8.	Limitation of Liability.

NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES.

9.	Representations, Warranties and Covenants.

9.1 Owner’s Representations and Warranties. Owner hereby represents and warrants to Operator as of the Effective Date and at all times during the Term, that:

(a) Owner is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign entity in the jurisdictions wherein the nature of the business transacted by it or property owned by it make such qualification necessary;

(b) Owner has the valid limited liability company power to enter into and perform all of its obligations under this Agreement, and this Agreement has been authorized by all necessary limited liability company action;

(c) there are no known actions, suits or proceedings pending or, to the best knowledge of Owner, or to Owner’s knowledge, threatened against Owner in any court or before any administrative agency which would prevent Owner from completing the transactions provided for herein;

(d) no consent or other approval or authorization of any Governmental Authority or third Person is required in connection with Owner’s execution and delivery of this Agreement and the performance of its obligations hereunder;

(e) this Agreement and the other agreements and instruments contemplated hereby constitute the legal, valid and binding obligations of Owner, enforceable in accordance with their respective terms, except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally;

(f) as of the Execution Date, no representation or warranty by Owner, nor any statement or certificate furnished or to be furnished to Operator pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading;

(g) Owner shall take such action whether at or after the Execution Date, and without further consideration, to execute and deliver such further instruments, conveyances and transfers and take such other action as may reasonably be required so as to effectuate the intent of this Agreement; and

(h) Owner’s execution and delivery of this Agreement and the performance of its obligations hereunder will not, with or without the giving of notice and/or the passage of time, violate any provision of Applicable Laws.

9.2 Operator’s Representations and Warranties. Operator hereby represents and warrants to Owner that:

(a) Operator is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified and in good standing as a foreign entity in the jurisdictions wherein the nature of the business transacted by it or property owned by it make such qualification necessary;

(b) Operator has the valid limited liability company power to enter into and perform all of its obligations under this Agreement, and this Agreement has been authorized by all necessary corporate action;

(c) there are no known actions, suits or proceedings pending or, to the best knowledge of Operator, threatened against Operator in any court or before any administrative agency which would prevent Operator from completing the transactions provided for herein;

(d) Operator has applied for, and will diligently pursue, all Approvals necessary or required for the Liquor Operations, and other than such Approvals, no consent or other approval or authorization of any Governmental Authority or third Person is required in connection with Operator’s execution and delivery of this Agreement and the performance of its obligations hereunder;

(e) this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Operator, enforceable in accordance with their respective terms, except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally;

(f) as of the Execution Date, no representation or warranty by Operator, nor any statement or certificate furnished or to be furnished to Owner pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading;

(g) Operator shall take such action whether at or after the Effective Date, and without further consideration, to execute and deliver such further instruments, conveyances and transfers and take such other action as may reasonably be required so as to effectuate the intent of this Agreement or as may be reasonably requested by any unaffiliated third Person lenders to Owner; and

(h) Operator’s execution and delivery of this Agreement and the performance of its obligations hereunder will not, with or without the giving of notice and/or the passage of time, violate any provision of Applicable Laws.

10.	Miscellaneous.

10.1 Governing Law; Dispute Resolution.

(a) This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of Nevada, without giving effect to conflicts of laws principles.

(b) Consent to Jurisdiction. Subject to Section 10.1(c), each of the Parties: (i) agrees to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Agreement, and (ii) waives any objection based on forum non conveniens and any objection to venue with respect to any action brought in the foregoing-described courts. Each Party shall have the right to apply to a court of law to enjoin any breach of this Agreement to the extent that monetary damages or other remedies at law would not be an adequate remedy and injunctive or similar relief is necessary to prevent irreparable damage or injury to the Party seeking such injunctive or similar relief.

(c) Arbitration. Notwithstanding the terms of Section 10.1(b), any disputes regarding the amount of any payments or expenditures to be made under this Agreement or any other similar disputes regarding the calculation of monetary amounts, whether sounding in contract, tort or otherwise, shall be resolved by binding, self administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and all such proceedings shall be subject to the Federal Arbitration Act. There shall be three arbitrators. Each party shall designate an arbitrator within 30 days of the notification of a party’s intent to proceed with arbitration. The two arbitrators so designated shall elect a third arbitrator, who shall be neutral, and shall be a person who has at least eight years professional experience in the casino gaming industry and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. If either Party fails to designate an arbitrator within the time specified or the two Parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointment, the remaining arbitrator(s) shall be appointed by the AAA. Each Party shall pay for the expenses incurred by its designated arbitrator and the costs of the third, neutral arbitrator shall be divided between the Parties. Only damages allowed pursuant to this agreement may be awarded and, without limitation of the foregoing, the arbitrators shall have no authority to award damages contravening in any way the limitation of liability agreed to by the Parties in Section 8. The arbitration panel shall apply the laws of the state of Nevada. The arbitration shall take place in Las Vegas, Nevada. ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY DISPUTE RESOLUTION PROCEEDING SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL AND THE ARBITRATORS SHALL EXECUTE CONFIDENTIALITY AGREEMENTS ACKNOWLEDGING AND AGREEING TO THE SAME.

(d) Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION (AS DEFINED IN THIS AGREEMENT) AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

(e) Remedies Not Exclusive. Subject in all respects to the limitation of liability agreed to by the Parties in Section 8, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

(f) Prevailing Party. In the event of any litigation, arbitration, or other formal dispute resolution procedure between the Parties arising out of or relating to this Agreement, the prevailing Party shall be reimbursed for all costs incurred in connection with such litigation, arbitration or formal dispute resolution procedure, including, without limitation, reasonable attorneys’ fees and costs.

(g) Survival and Severance. The provisions of this Section 10.1 are intended to be severable from the other provisions of this Agreement and to survive and not be merged into any Termination of this Agreement or any judgment entered in connection with any dispute, regardless of whether such dispute arises before or after Termination of the Agreement, and regardless of whether the related arbitration or litigation proceedings occur before or after Termination of this Agreement. If any part of this Section 10.1 is held to be unenforceable, it shall be severed and shall not affect either the duty to mediate or arbitrate or any other part of this Section 10.1.

10.2 Headings. The section headings in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction of meaning or the provisions of this Agreement.

10.3 Construction. If any term or provision of this Agreement, or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

10.4 Entire Agreement; Amendments. This Agreement supersedes all prior agreements relating to the subject matter hereof, and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and cannot be changed or terminated orally.

10.5 Interpretation. Plural shall be substituted for the singular form and vice versa in any place or places herein in which the context required such substitution or substitutions.

10.6 No Partnership. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or to partnership or of joint venture or of any association between Owner and Operator, nor shall anything contained herein be deemed to create any relationship between Owner and Operator other than the relationship of Owner and Operator.

10.7 Time. Time is of the essence of this Agreement and all of the terms and conditions hereof.

10.8 Notice. Any notice or other communication required or permitted to be given by a party hereunder shall be in writing, and shall be deemed to have been given by such party to the other party or parties (a) on the date of personal delivery, (b) on the next business day following any facsimile transmission to a party at its facsimile number set forth below; provided, however, such delivery is concurrent with delivery pursuant to the provisions of clauses (a) or (c) of this Section 10.8, or (c) three business days after being placed in the United States mail, as applicable, registered or certified, postage prepaid addressed to the following addresses (each of the parties shall be entitled to specify a different address by giving notice as aforesaid):

If to Owner:	HRHH Hotel/Casino, LLC
Brookfield Real Estate Financial Partners, LLC
Three World Financial Center
200 Vesey Street, 11th Floor
New York, NY 10281-1021
Attention: Theresa Hoyt

If to Operator:	WG-Harmon, LLC
8912 Spanish Ridge Avenue, Suite 120
Las Vegas, NV 89148
Attention: Manager

-with a copy to-

Warner Gaming, LLC
8912 Spanish Ridge Avenue, Suite 120
Las Vegas, NV 89148
Attention: General Counsel

or to such other Person or place as either party hereto may designate in writing in the manner provided herein for giving notice. Each such notice so delivered, couriered or mailed shall be deemed delivered when personally delivered, as of the first business day after the date so sent by courier, or as of the third business day after the date so sent by mail, as the case may be.

10.11 Owner Complimentaries. At all times during the Term, Owner may authorize complimentary liquor (“Owner Complimentaries”), for which Operator shall bill Owner at one hundred percent (100%) of the then-applicable beverage rate, which beverage rate shall be reasonably agreed to by Owner and Operator from time to time during the Term. Operator shall invoice Owner on a monthly basis for such Owner Complimentaries, the amount of which invoice shall be offset against that month’s Rent Payment.

10.12 Counterparts. This Agreement may be executed in counterparts and both of such counterparts, taken together, shall be deemed part of one instrument.

10.13 Liquor Authorities. Owner and Operator agree that notwithstanding any of the provisions herein, if at any time during the Term, the Liquor Authorities require or prohibit any act on the part of Owner or Operator, Owner or Operator, as applicable, shall comply with such requirement or prohibition as the case may be, and any such compliance shall not be deemed a breach of this Agreement.

10.14 Transition Cooperation. Upon the termination or expiration of this Agreement, Operator will take reasonable steps for the orderly transition of management of the Liquor Operations to Owner or its designee(s) pursuant to a transition plan mutually agreed upon by Owner and Operator. With respect to any termination of this Agreement, Owner and Operator will negotiate towards a transition plan in good faith and in a manner that is reasonable in light of the circumstances of such termination and which provides for the continuance of Liquor Operations at the Property. The transition plan shall be implemented for period that is reasonable in light of the circumstances of such termination, provided however in no event will any transition period last beyond 180 days without Operator’s consent. At Owner’s election, as part of the transition, Operator shall be required, to the extent permitted by Applicable Laws, to assign and transfer Approvals to Owner or its designee and/or permit the temporary use by Owner or a its designee of the Approvals.

10.15 Subordination. This Agreement, and any and all rights of Operator hereunder, are and shall be subject and subordinate in all respects to any Mortgage and the other related Loan Documents, and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Mortgage or other related Loan Documents. This Section 10.15 shall be self-operative and no further instrument of subordination shall be required. Notwithstanding and without limiting the foregoing, in confirmation of such subordination, Operator shall promptly execute, acknowledge and deliver any instrument that Owner, any Mortgagee, or any of their respective successors in interest may reasonably request to evidence such subordination, and this Agreement shall be terminable by a Successor Owner in connection with or following a foreclosure event pursuant to the terms of such subordination instrument. Operator shall not unreasonably withhold its consent to any amendment to this Agreement reasonably required by any Mortgagee, provided that such amendment does not (i) increase Operator’s financial obligations hereunder, or (ii) have a material adverse effect upon Operator’s rights hereunder, or (iii) materially increase Operator’s non-economic obligations hereunder, or (iv) decrease Owner’s obligations hereunder.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

OWNER:

HRHH Hotel/Casino, LLC

By:	/s/ Theresa A. Hoyt
Name:	Theresa A. Hoyt
Title:	Authorized Representative

OPERATOR:

WG-Harmon, LLC

By:	/s/ William W. Warner
WILLIAM W. WARNER, Manager

INDEX OF DEFINED TERMS

As used herein, the following terms shall have the following meanings:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Applicable Laws” means, without limitation, any and all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judgments, decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

“Governmental Authority” means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, instrumentality, body, court, tribunal, arbitrator or arbitral body, including, without limitation, the Nevada Liquor Authorities.

“Loan Documents” will have the meaning set forth for such term in the Resort Management Agreement.

“Mortgage” will have the meaning set forth for such term in the Resort Management Agreement.

“Mortgagee” will have the meaning set forth for such term in the Resort Management Agreement.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, or association.

“Standards” will have the meaning set forth for such term in the Resort Management Agreement.

“Successor Owner” will have the meaning set forth for such term in the Resort Management Agreement.